 EXHIBIT 99.1

DAVE & BUSTER’S ENTERTAINMENT, INC. APPOINTS JOHN HOCKIN TO ITS BOARD OF DIRECTORS

DALLAS, May 12, 2020 -- Dave & Buster’s Entertainment, Inc. (NASDAQ:PLAY) (the “Company”), an owner and operator of entertainment and dining venues, today announced that John C. Hockin has been appointed to the Company’s Board of Directors, effective May 8, 2020. Mr. Hockin is a Managing Director at KKR, a leading investment firm with significant holdings in both private and public equities.

With this appointment, the Company is temporarily expanding the size of its Board to 10 members. Victor Crawford, who has served on the Board since 2016, has decided not to stand for re-election at the Company’s upcoming Annual Meeting of Shareholders. As such, at the Annual Meeting the Board will automatically be reduced back to nine directors, seven of whom will be independent.

“We are pleased to welcome John as a new independent director,” said Stephen King, Chairman of the Board. “We have built a relationship with John as a representative of one of Dave & Buster’s largest investors and believe he will bring valuable perspective and deep financial and investment experience to the Board as we work to create lasting value for our stakeholders. I also want to thank Victor for his committed service to our Board, our Company, and our shareholders throughout his tenure.”

Brian Jenkins, Chief Executive Officer, said, “Over the last several months, Dave & Buster’s has taken swift action to manage through this unprecedented period of uncertainty and position our Company to emerge stronger. Our Board has provided strong guidance and oversight throughout, and I am confident that John’s knowledge, expertise and insights will help us thoughtfully navigate today’s challenging business conditions and advance our strategies for growth as we reopen our stores.”

Mr. Hockin commented, “Dave & Buster’s is a differentiated and experiential concept that has been a market leader and delivered terrific growth and results over time. The Company is well positioned to regain its strong footing as business conditions improve across the country. I look forward to joining the Board and working closely with my fellow directors and the management team to help set Dave & Buster’s on a course for long-term success and value creation.”

About John Hockin

John Hockin joined KKR in 2015 to lead its public equity investment efforts which focus on collaborative engagement with management teams and board of directors supported by the resources and expertise of KKR’s global platform. Prior to KKR, Mr. Hockin was co-head of public equities at Golden Gate Capital from 2010 to 2015. He spent fifteen years at J.H. Whitney & Co. where he devoted the first ten years to the private equity side of the business and the last five years to co-managing the Whitney Green River hedge fund. He started his career in the investment banking group at Morgan Stanley. He holds a B.A. in Economics from Yale University and an M.B.A. from Stanford University Graduate School of Business.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 137 venues in North America that combine entertainment and dining and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster’s currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com